                                                                    EXHIBIT 10.6

                                   AGREEMENT
                                   ---------


       THIS AGREEMENT (this "Agreement"), dated as of August 1, 1998 (the "Effective Date"), is made between EarthWeb Inc., a Delaware corporation ("EarthWeb"), and Nova Spivack ("Consultant").

       WHEREAS, the Consultant is a party to an Employment Agreement dated January 1, 1995 with Global Network Partners LLC ("GNP"), as successor to EarthWeb Ltd., as amended by the Intercompany Services Agreement (the "Intercompany Services Agreement") dated as of October 25, 1996 among the Consultant, GNP and certain other parties named therein (such employment agreement, as so amended, the "Employment Agreement"); and

       WHEREAS, the Consultant hereby resigns as an employee of EarthWeb pursuant to Section 10 of the Employment Agreement and Jack D. Hidary and Murray Hidary hereby waive their rights under said Section 10 to purchase the Membership Interests (as defined therein) held by the Consultant; and

       WHEREAS, the parties hereto desire that Consultant enter into this Agreement and perform certain consulting services to EarthWeb as provided herein.

       NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

       Section 1.  Services.  (a)  Throughout the term of this Agreement,
                   --------
Consultant agrees to provide services and to consult with EarthWeb executives regarding strategic and other matters relating to the company and its operations on an as requested basis (the "Services") at times and places of reasonable mutual convenience. EarthWeb acknowledges that Consultant may have other business commitments in addition to those imposed hereunder and the parties shall endeavor to enable Consultant to perform the Services hereunder without conflicting with such other commitments; provided, however, the parties
                                         --------  -------
acknowledge and agree that in the event of such a conflict, the Services to be provided hereunder shall take precedence over such other commitments. It is expected that during the term of this Agreement Consultant shall, if requested by EarthWeb, devote up to 20 hours of business time per month to the performance of the Services hereunder. In no event shall any unused hours carryover to any subsequent month. Consultant agrees to provide the Services in a professional and timely manner and, in performing such services, Consultant shall report to EarthWeb's Chief Executive Officer ("CEO") and work with such other EarthWeb employees and consultants as may be designated by the CEO.

       (b) The Services may be performed off-site as practicable, but the Consultant shall make himself available to company executives and perform Services at specified company locations, including EarthWeb's corporate headquarters, as shall be necessary to adequately perform the Services.

       Section 2.  Term.  (a)  Subject to Section 2(b), Consultant's obligation
                   ----
to provide services under this Agreement shall be for a term of eighteen (18) months, commencing on the date set forth above, unless this Agreement is terminated sooner pursuant to the terms and conditions set forth in Schedule A hereto. Schedule A attached hereto is incorporated herein in its entirety as if the terms and conditions therein were set forth directly herein.
Notwithstanding anything in this Agreement to the contrary, Consultant hereby agrees that he will not terminate this Agreement without cause during the period commencing on the date hereof and ending three (3) months from the date of this Agreement, and in the event Consultant so terminates this Agreement without cause during such three (3) month period, he shall not be entitled, and Consultant hereby agrees that he shall not be entitled, to any additional compensation (in any form, including noncompete payments) or to exercise any rights (including the right to put his common stock of EarthWeb to EarthWeb as provided in this Section 2) under this Agreement from and after the date of such termination.

       (b) If, during the term of this Agreement, EarthWeb either completes an underwritten public offering of its capital stock ("IPO"), directly or indirectly, i.e., an acquisition of EarthWeb by or other combination with a
            ----
public company or an acquisition of EarthWeb by or other combination with a company that goes public during the term of this Agreement (with the first public date of availability of stock of the acquirer being the "IPO Date" for purposes of this Agreement), EarthWeb shall grant to Consultant a put option exercisable after the first thirty (30) days following the IPO Date and prior to the first 181 days following the IPO Date to sell to EarthWeb for $200,000 in cash shares of EarthWeb common stock equal to $200,000 divided by the average closing price (over the ten business days immediately preceding Consultant's notice of exercise of such option) for such shares on the public market or quotation system on which such shares are traded or listed. The option shall be exercisable in one or more installments with the exercise price determined separately as provided above for each installment. Such option grant, if not otherwise made as provided above, shall be granted in case of a private investment during such nine (9) month period of at least ten million dollars ($10,000,000) in a single transaction or a series of related transactions, the option to be granted ten (10) days after the single closing date of a single transaction or after the first closing date of a series of related transactions.

       (c) If there is no IPO Date or triggering private investment, as provided above, within the first nine (9) months after the Effective Date, EarthWeb shall grant to Consultant a put option exercisable for the next immediately subsequent 60 day period to sell to EarthWeb for $100,000 in cash shares of EarthWeb common stock equal to $100,000 (as determined by the Board of Directors of EarthWeb exercising their good faith discretion) or, if higher, the highest valuation established by EarthWeb within three (3) months prior in a public or private offering of equity which has been consummated.

       (d) The compensation obligations of subsections (b) and (c) above are independent of Consultant's status as a consultant or director of EarthWeb.

       Section 3.  Payment for Services.  As full compensation for the Services
                   --------------------
to be provided by Consultant hereunder, EarthWeb agrees to pay Consultant in accordance with the terms and conditions set forth in Schedule A hereto.

       Section 4.  Independent Contractor.  It is understood and agreed that
                   ----------------------
Consultant shall perform the Services as an independent contractor and consultant. Consultant shall not be deemed to be an employee of EarthWeb. Consultant shall not be entitled to any benefits provided by EarthWeb to its employees, and EarthWeb will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that he shall be personally responsible for any and all taxes and other payments due on payments received by him from EarthWeb hereunder.

       Section 5.  Consultant Inventions.
                   ---------------------

     (a) Consultant agrees that all Inventions (as herein defined) shall be and remain the property of EarthWeb. "Inventions" shall mean all ideas, inventions, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice, either during the term of Consultant's employment with EarthWeb or his service as a Consultant hereunder, by Consultant solely or jointly with others in connection with such employment or any Services under this Agreement. The parties acknowledge that any of the foregoing items made, conceived, expressed, developed, or actually or constructively reduced to practice by Consultant solely and exclusively outside of the scope or performance of such employment or the Services under this Agreement shall not be considered Inventions for purposes of this Agreement.

     (b) Consultant acknowledges that all of said Inventions shall be assignable, and hereby are assigned, by Consultant to EarthWeb and that and that any works of authorship capable of protection under copyright law and within categories so treatable under copyright law, shall be considered as "work made for hire" belonging to EarthWeb. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by Consultant for EarthWeb, Consultant agrees to assign and, upon its creation, automatically assigns to EarthWeb the ownership of such material, including any copyright or other intellectual property rights in such materials, without the necessity of any further consideration. EarthWeb shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes. At EarthWeb's expense, including compensation for Consultant's services at the rates established in this Agreement, as well as reimbursement of approved out-of-pocket expenses, Consultant will assist EarthWeb (or its designees) in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of EarthWeb or any designee of EarthWeb patent, copyright, and other applications and assignments relating to the Inventions. Consultant agrees not to challenge EarthWeb's ownership of the Inventions.

       Section 6.  Proprietary Information.
                   -----------------------

     (a) Consultant will not disclose or use, at any time either during or after the period of Services, except for the benefit of EarthWeb or an affiliate of EarthWeb, any Confidential Information (as herein defined). "Confidential Information" shall mean all EarthWeb proprietary information, technical data, trade secrets, and know-how, including, without limitation, research (proprietary or otherwise), product plans, customer lists, computer software, computer programs, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, marketing and other plans, business strategies and financial data and information, including but not limited to Inventions, whether or not marked as "Confidential." "Confidential Information" shall also mean information received by EarthWeb from customers of EarthWeb or other third parties subject to a duty to keep confidential, but shall not include any information if and to the extent the information is or becomes publicly known through lawful means or is received by or made available to Consultant without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from EarthWeb.

     (b) Consultant hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to or prepared by Consultant in the course of or incident to his Services, including, without limitation, records and any other materials pertaining to Inventions, belong to EarthWeb and shall be promptly returned to EarthWeb upon termination of Services. Following termination, the Consultant will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.

       Section 7.  Limited Agreement Not to Compete.
                   --------------------------------

     (a) During the term of this Agreement and for a period of twelve (12) months after the termination of Consultant's Services with EarthWeb, Consultant shall not, directly or indirectly, solicit for employment or employ any employee or consultant to EarthWeb or any person who was employed by or acted as a consultant to EarthWeb while this Agreement was in effect, except that Consultant may solicit for employment or employ (i) any consultant to or part-time employee of EarthWeb so long as such relationship does not, in the sole opinion of EarthWeb, materially infringe upon the services provided or to be provided to EarthWeb by such persons, or (ii) any employee of EarthWeb who was terminated by EarthWeb without cause or who ceased to serve in such capacity of his or her own volition without any solicitation by or on behalf of Consultant and provided that in the case of either of the foregoing a period of four (4) months has expired since the termination of his or her relationship with EarthWeb.


     (b)(1) During the term of this Agreement and for a period of two (2) years after the termination of this Agreement (subject to extension as provided in clause (2) of this subsection (b)), Consultant shall not, directly or indirectly:


     (A) act on his own behalf (or for any entity which he, directly or indirectly, controls) as a direct competitor of EarthWeb or work as an employee, employer, consultant, agent, principal, partner, manager, officer, director, or in any other individual or representative capacity, for any person or entity who or which is a direct competitor of EarthWeb; except that, with the written consent of EarthWeb, which can be withheld at EarthWeb's sole discretion in the event the direct competitor is listed in the last sentence of this subparagraph
(A) and, otherwise, can be withheld at EarthWeb's reasonable discretion, Consultant shall be permitted to work for a separate and distinct division or subsidiary of a direct competitor (other than the direct competitors enumerated below) provided such division or subsidiary does not develop, market, sell, license, own or operate an on-line service for software developers, internet site developers and/or information technology ("IT") professionals (collectively, "IT professionals") or any software relating thereto and Consultant has no involvement with any of the foregoing. A "direct competitor" includes any person or entity who or which develops, markets, sells, licenses, owns or operates a public and/or commercial internet or extranet site which can be accessed by the public generally (as opposed to an intranet or an extranet which can only be accessed by employees of a specific company) on-line service for software developers, internet site developers and/or IT professionals or any software relating thereto, in which one of the primary purposes of such on-line service (or software) is to provide such IT professionals with technical resources, software development resources and/or IT professional resources, including, but not limited to, on-line reference books, training materials and tutorials, technical articles, on-line bulletin boards, a question and answer facility for IT experts and/or white papers and source code libraries. The parties acknowledge and agree that for purpose of this Agreement the term "direct competitors" shall include, but shall not be limited to, the following entities and their affiliates: Ziff-

Davis; CMP Media; Miller Freeman; C|Net; Fawcette Publications and IDG; or

     (B) solicit or take away for Consultant or for any other person or entity to the exclusion or detriment of EarthWeb any person or entity who or which is or was during the prior six months a customer of EarthWeb.

     (2) The two year noncompetition period specified in subsection (b)(1) of this Section shall be extended, at the option of EarthWeb exercised not more than fifteen (15) months from the date of this Agreement, for up to two additional one year periods provided EarthWeb gives notice by the end of such fifteenth month of its acting, irrevocably, on the option for the selected one or two years and in such notice comments to pay, as a binding contract obligation, and in fact pays to Consultant $130,000 for each additional year of requested noncompetition, such payments to be made monthly throughout each such twelve month period of noncompetition.

     (c) (1) In addition to Section 7(b), during the noncompetition period set forth in Section 7(b) Consultant shall not, other than for the benefit of EarthWeb, create, develop or otherwise work in any capacity on any general not directly competitive with EarthWeb on-line service, except that Consultant may create, develop or otherwise work in any capacity on a general on-line service after the earlier of the IPO Date and six months from the date of this Agreement; provided, that (i) no more than 5% of either the topics or content of
           --------  ----
such service relate to IT professionals or IT professional topics and (ii) none of the primary or principal offerings of such service is IT professional topics (either individually or in the aggregate); and provided, further, that prior to
                                               --------  -------
launching any general on-line service containing any topics or content relating
                                                 ---
to IT professionals or IT professional topics during the noncompetition term, Consultant shall notify EarthWeb, provide a working demonstration of such on-line service (and the list of intended IT topics) and enter into and conduct good faith negotiations with EarthWeb to partner on the IT topics portion of such service. If, after a period of sixty (60) days after Consultant provides such working demonstration and the parties conduct such negotiations (the "Negotiation Period"), Consultant and EarthWeb cannot reach a good faith mutual agreement relating to such partnering Consultant shall, upon notice to EarthWeb, be permitted to launch such service (subject to the restrictions contained in clauses (i) and (ii) of this subsection (c)) provided that Consultant shall pay to EarthWeb quarterly during the first post-launch year 50% (and 35% for each year thereafter within the noncompetition period) of the revenues (net of advertising agency fees, if any) derived from such service (to the extent attributable to IT professionals and IT professional topics or content) for the duration of the noncompetition period set forth in Section 7(b) and provide EarthWeb with exclusive co-branding on such portions of the on-line service related to IT professionals or IT professional topics or content for such period (provided that such service may have nonexclusive non-technical brands throughout the site). In the event Consultant after the termination of this Agreement and during the continuing noncompetition period creates, develops or works on any general on-line service that does not contain any topics or content
                                                           ---
relating to IT professionals or IT professional topics and such service later develops or adds any such content or topics, the provisions of this Section shall again become applicable.

     (2) Notwithstanding the foregoing clause (1), following receipt by EarthWeb of the notice of intent to launch such service (or any such additional content or topics, if applicable) and after the expiration of the Negotiation Period, Consultant shall nonetheless not launch (or thereafter for a period of one year become involved in any manner with) any such on-line service if it contains any
                                                                            ---
topics or content relating to IT professionals or IT professional topics if EarthWeb pays to Consultant $75,000; provided, however, that restraint from
                                     --------  -------
launch or other involvement shall not extend beyond any otherwise applicable obligation of noncompetition duly elected by EarthWeb under this Agreement and if such remaining noncompetition period is less than a year, EarthWeb shall only be obligated to pay a pro-rated portion of the $75,000.

       (d) Nothing in Sections 7(b) or 7(c) shall restrict Consultant from, or impose a royalty on Consultant for, (i) creating a software program and/or online service that enables, locates and/or aggregates people and/or companies and enables them to interact with one another online or licensing such software and/or service to companies for intranet only applications or for extranet applications which do not involve a developer or for extranet applications which do not involve a computer hardware and/or software developer program, including, without limitation, a developer relations program which provides such a developer with technical resources; however, if the content generated by the use of such software or service relates to information technology, such exception shall apply only if such software or service and the related content will not be used or made available on a commercial online service or on that company's (or any related company's) public internet site, or (ii) pursue independent work on collaboration tools, expert systems and knowledge bases, e-mail products and related software or concepts created by Consultant relating to EarthWeb's so called "Tesla project" (but not including any code from that project) so long Consultant, as a result of such work, would not be deemed a direct competitor (as defined in Section 7(b)(1) above) of EarthWeb.

     (e) This Section supersedes in all respects Section 15 of the Employment Agreement but does not supercede Section 14 of the Employment Agreement.

       Section 8.  Injunctive Relief.  Consultant agrees that the remedy at law
                   -----------------
for any breach of the provisions of Sections 2, 5, 6 or 7 of this Agreement shall be inadequate and EarthWeb shall be entitled to injunctive relief in addition to any other remedy at law which EarthWeb may have.

       Section 9.  Severability.  In the event any of the provisions of this
                   ------------
Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

       Section 10.  Survival.  All terms and conditions of this Agreement which
                    --------
by their terms survive the termination of this Agreement (including Sections 5, 6, 7 and 8) shall so survive.

       Section 11.  Representations and Warranties.  Consultant represents and
                    ------------------------------
warrants that: Consultant is not under any obligations to any third party which could interfere with the Consultant's performance under this Agreement; Consultant's performance of his/her obligations to EarthWeb during the term of his/her service with EarthWeb will not breach any agreement by which Consultant is bound not to disclose any proprietary information including, without limitation, that of former employers; Consultant's Services will be of a professional quality; and, in performing Services, Consultant will obey all applicable laws and will not knowingly violate or infringe any proprietary or other right of any third party.

       Section 12.  Successors and Assigns.  This Agreement shall be binding
                    ----------------------
upon and inure to the benefit of both Consultant and EarthWeb and their respective successors, heirs, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by Consultant without prior written consent of EarthWeb.

       Section 13.  Governing Law.  The validity, interpretation,
                    -------------
enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York, exclusive of its choice-of-law rules.

       Section 14.   Dispute Resolution.  Any dispute relating to or arising out
                     ------------------
of Consultant's relationship with EarthWeb, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules and Procedures, as amended by this Agreement. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of preparing and presenting its case. The arbitration shall take place in the Borough of Manhattan, in the City of New York, in the State of New York. The arbitration shall be conducted in strict confidence. The arbitrator's decision shall be based upon the substantive law of the State of New York or applicable federal law. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereby agree that any federal or state court sitting in New York City in the State of New York is a court of competent jurisdiction. Consultant hereby waives his right to a jury trial. This paragraph shall not limit in any way any party's right to seek injunctive or other equitable relief in any state or federal court sitting in the Borough of Manhattan in the City of New York City in the State of New York (jurisdictional, venue and inconvenient forum objections to which are hereby waived by both parties), including recovery of fees and costs, in the event that a dispute relates to or arises under this Agreement. Should any litigation be commenced in connection with the matters described in this Section, the prevailing party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney's fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

       Section 15.  Modification.  Neither this Agreement nor any of the terms
                    ------------
hereof shall be amended or modified without the prior written consent of the parties hereto.

       Section 16.  General.
                    -------

          (a) This Agreement is not an employment contract. Except as set forth on Schedule A hereto under the heading "Termination", neither party hereto shall terminate this Agreement.

          (b) This Agreement supersedes and replaces any existing agreement entered into by Consultant and EarthWeb relating generally to the same subject matter, including the Employment Agreement, except that all of the provisions of Sections 8, 9.2 and 11 of the Employment Agreement shall remain in full force and effect, except that (A) the Agreed Value for purposes of Section 11 thereof shall be based on the public market price of EarthWeb, without discount for relative illiquidity of a particular one percent (1%), and in the absence of a public market price, on the value ascribed to EarthWeb in the most recent public or private sale of more than 10% of EarthWeb's equity and failing that the most recent bona fide offer) until the later of the completion of the IPO or the distribution by GNP to Consultant of his pro-rata interest in GNP's holdings of EarthWeb common stock (the "Distribution"), and (B) the terms Consultant and consulting shall be substituted in place of the terms Employee and employment therein mutatis mutandis; provided, however, that if the buy-out price is determined in the absence of a public market price and EarthWeb does in fact make and close a public offering within six (6) months after the buy-out, then twenty (20) days thereafter, EarthWeb shall pay to Consultant an adjusted buy-out differential (if and only if the initial public offering price is greater than the buy-out price actually paid on a per share basis) equal to the difference between the per share price in such public offering and the per share buy out price.

          (c) Notwithstanding the foregoing, the Intercompany Services Agreement shall remain in full force and effect until terminated in accordance with its terms. In addition, immediately upon the Distribution, Consultant shall relinquish his ownership interest in GNP for no additional consideration and resign as a member of GNP.

          (d) Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein.

          (e) This Agreement (including Schedule A, which is incorporated by reference) contains the entire agreement between the parties with respect to the subject matter herein.

          (f) Each party hereto agrees from time to time upon the reasonable request of any other party hereto to execute all documents and take all such action as shall be reasonably necessary to effectuate the terms hereof and to carry out the purposes and intent of this Agreement.

          (g) The parties hereby agree that upon the Distribution all voting trust agreements and all other arrangements or agreements between or among Consultant, EarthWeb, GNP, Jack Hidary and/or Murray Hidary, except for this Agreement, shall terminate.

AGREED TO BY:

EARTHWEB INC.

By:  /s/Jack D. Hidary                  /s/Nova Spivack
     -----------------                  ---------------
     Name:  Jack D. Hidary              NOVA SPIVACK
     Title: President and Chief
            Executive Officer

Acknowledged and Agreed:

GLOBAL NETWORK PARTNERS LLC


By:  /s/Jack D. Hidary
     -----------------
     Name:Jack D. Hidary
     Title:Managing Member


/s/ Jack D. Hidary                      /s/ Murray Hidary
------------------                      -----------------
JACK HIDARY                             MURRAY HIDARY

SCHEDULE A
----------

1.  Compensation.
    ------------

During the term of this Agreement, in consideration for Consultant's Services hereunder, and subject to the terms and conditions of this Agreement, EarthWeb shall pay Consultant a consulting fee at a monthly rate of Six Thousand Dollars (US $6,000), payable in equal installments on a semi-monthly basis. The annual consulting fee shall be adjusted annually to match any increase in the Consumer Price Index published by the U.S. Department of Labor for the Greater New York Metropolitan Area (or its equivalent).

In addition, Consultant shall receive a one-time cash bonus of (i) $100,000 upon the execution of this Agreement by all the parties hereto and (ii) $100,000 upon the earlier to occur of the IPO Date or the date which is six (6) months from the date of this Agreement; provided, that if such $100,000 would be payable prior to January 1, 1999, notwithstanding the foregoing, such $100,000 shall be paid on January 2, 1999.

The parties acknowledge that Consultant shall be entitled to COBRA benefits under applicable law and EarthWeb and Consultant shall, for up to eighteen (18) months after the date hereof (or the earlier termination of this Agreement), share the cost of Consultant's monthly COBRA premium in the same proportion as EarthWeb and Consultant would have shared the cost of health care coverage had Consultant been an employee of EarthWeb. Thereafter, during the remaining term of this Agreement, EarthWeb shall, at its option, (i) provide the Consultant with health care coverage comparable to that provided pursuant to the terms of COBRA with Consultant and EarthWeb to split the premiums in respect thereof in the same manner as provided above, or (ii) reimburse the Consultant monthly, in the same manner as provided above, for premiums paid by the Consultant to obtain coverage comparable to that provided pursuant to the terms of COBRA.

2.  Termination.
    -----------

(a)  Death or Disablement.  If Consultant shall die or be "considered to be
     --------------------
disabled" (as hereinafter defined) during the term of this Agreement, EarthWeb shall have the right to terminate this Agreement upon written notice to Consultant or Consultant's legal representative or estate. For purposes of this Agreement, Consultant will be "considered to be disabled" when he has been unable to carry out his Services because of physical or mental impairment for a period of 120 consecutive days or 180 days within any 360-day period.

(b)  For Cause.  EarthWeb shall have "cause" to terminate this Agreement upon:
     ---------
(i) the commission by Consultant of an act of (x) criminal misconduct, or (y) fraud against EarthWeb, or (ii) the commission by Consultant of an act of malfeasance, recklessness or gross negligence against EarthWeb that is injurious to EarthWeb or its customers; or (iii) a material breach by Consultant of the terms of this Agreement; in which case EarthWeb may at any time thereafter by written notice to Consultant immediately terminate this Agreement.

(c)  Without Cause.  Subject to Section 3 of this Schedule, EarthWeb may, by
     -------------
written notice to Consultant, immediately terminate this Agreement without cause. A termination shall be "without cause" if it is for any reason other than a termination for death or disablement pursuant to subsection (a) above or a termination for cause pursuant to subsection (b)(i) above.

3.  Severance.
    ---------

    In the event that EarthWeb terminates this Agreement prior to the 15th month anniversary of the effective date of this Agreement (an "EarthWeb Termination"), then:

          (a) if such termination is without cause, EarthWeb shall (i) pay Consultant all compensation accrued through the date of such termination,
     (ii) continue to pay Consultant his consulting fee hereunder until the 18 month anniversary of this Agreement, as and when due; (iii) make the payments as, if and when due under Sections 2(b) and 2(c) of the Agreement and (iv) make the noncompetition payments as, if and when due under the terms of the Agreement;

          (b) if such termination is for cause, EarthWeb shall (i) pay Consultant all compensation accrued through the date of such termination,
     (ii) if such termination is prior to the 12th month anniversary of this Agreement, continue to pay Consultant his consulting fee hereunder until such 12th month anniversary as if no such termination occurred and (iii) make the payments as, if and when due, under Section 2(b) of the Agreement; and

     If such termination is by Consultant from and after the date which is three
     (3) months after the date of this Agreement, EarthWeb shall (i) pay Consultant all compensation accrued through the date of such termination,
     (ii)(x) if such termination is prior to the 15th month anniversary of this Agreement and is for "cause" (as defined in the next sentence), continue to pay Consultant his consulting fee hereunder until such 15th month anniversary as if no such termination occurred or (y) if such termination is prior to the 12th month anniversary of this Agreement and is not for "cause", continue to pay Consultant his consulting fee hereunder until such 12th month anniversary as if no such termination occurred and (iii) make the payments as, if and when due under Sections 2(b) and 2(c) of the Agreement including the cash bonus payments of paragraph 1 of this Schedule A above. For purposes of the foregoing sentence, "cause" shall mean a material breach by EarthWeb of the terms of this Agreement.

4.  Transfer of Shares.
    ------------------

          All of the transfer restrictions (including, without limitation, rights-of-first refusal and tag-along rights) applicable to shares of capital stock of EarthWeb now held or hereafter acquired by the Consultant pursuant to the Intercompany Services Agreement or otherwise shall remain in full force of effect. In addition, if prior to the 18 month anniversary hereof EarthWeb shall not have completed an underwritten public offering of its capital stock, the Consultant, after complying with any other transfer restrictions (including, without limitation, rights-of-first refusal) applicable to shares of capital stock of EarthWeb now held or hereafter acquired by him, shall not transfer or otherwise dispose of any such shares without the prior written approval of GNP and Warburg Pincus Ventures, L.P., such approval not to be unreasonably withheld (it being acknowledged that such consent may be withheld if such proposed transfer is to a competitor of EarthWeb). Furthermore, in the event that EarthWeb registers shares of its capital stock under the Securities Act of 1933 for parties other than EarthWeb within twelve months from the date of this Agreement (the "Secondary Offering") and either Jack D. or Murray Hidary participate in the Secondary Offering (either or both, the "Participating Founder"), Consultant shall have the right to also participate ratably (based on his then current shareholding as compared to the then current shareholdings of the Participating Founder) in the Secondary Offering.


5.  Board Seat.
    ----------

          The parties acknowledge that Consultant is a member of the Board of Directors of EarthWeb and that GNP has the right to designate the members of such board of directors. Upon the later to occur of (i) Consultant's ownership interest in EarthWeb equaling less than 5% of EarthWeb's then outstanding capital stock or (ii) the one (1) year anniversary of this Agreement, Consultant, on the request of GNP, shall resign from the EarthWeb Board (or, if such request is made after the termination of the Intercompany Services Agreement, on the request of the Company); provided, however, that in the event Consultant is not an active member of the Board of Directors, as evidenced by, among other events, a continued failure to attend meetings of the Board of Directors, then Consultant hereby agrees to resign as a member of the Board of Directors upon the request of GNP at any time.


6.  Miscellaneous.
    -------------

          (a) During each year of the term of this Agreement, the Consultant shall, upon reasonable prior notice to EarthWeb, not be required to render Services hereunder during any four weeks designated by the Consultant. Such four weeks need not be consecutive but shall be taken in not less than one week intervals and Consultant shall continue to be paid hereunder during such weeks in the same manner as if he were providing Services during such time.

          (b) The Company agrees to use all reasonable efforts to ensure that any written public document or press release produced by the Company listing either or both of Jack Hidary and Murray Hidary as the (co-)founder(s) of the Company shall also list (within reasonable proximity thereto) the Consultant as a co-founder until such time as the Board of Directors of EarthWeb (or its successor) reasonably determines, based upon events subsequent hereto, including, but not limited to, any mergers or acquisitions or dispositions of assets, that it would no longer be accurate to list Messrs. Jack Hidary, Murray Hidary and Consultant as the co-founders of EarthWeb. In any event, Consultant shall be and hereby is acknowledged as the original principal architect of Gamelan, Developer. Com and DeveloperDirect in public communications where such subjects are disclosed. Consultant hereby agrees that, from and after the date of this Agreement, he shall not issue any statements in any form by or on behalf of EarthWeb, and shall not represent that he is authorized to issue such statements by or on behalf of EarthWeb, without the prior written approval of EarthWeb, which may be withheld in its sole discretion. Any statement which Consultant is so authorized by EarthWeb to issue shall, in each and every case, conform with EarthWeb's standard processes for any issuance of a public statement on behalf of EarthWeb.

          (c) Upon execution and delivery of this Agreement by the parties hereto, EarthWeb shall transfer to Consultant all of its rights in and to the domain name whoknows.com and shall take all steps necessary to transfer such name to Consultant.

          (d) The parties acknowledge that EarthWeb shall transfer ownership to Consultant of the approximately 75 commercial books purchased by Consultant (and previously reimbursed by EarthWeb) during the term of his employment with EarthWeb. Such transfer shall not be deemed to imply the transfer to Consultant of any intellectual property rights arising out of the use of such books or otherwise.

          (e) So long as Consultant shall be providing either Services hereunder or be a member of EarthWeb's Board of Directors, he shall be entitled to a free single-user subscription to all of EarthWeb's on-line services.

          (f) Unless this Agreement shall have been earlier terminated, it is the intent of EarthWeb, to the extent practicable, to notify Consultant in advance of the effective date of EarthWeb's initial public offering of its capital stock.

          (g) Upon the mutual written agreement of the parties, based on Consultant's written request and EarthWeb's consent, which may not be unreasonably withheld or delayed but which may include such terms and conditions as are consistent with Consultant's duties under this Agreement, Consultant may take one or more unpaid leaves of absence hereunder for a period not to exceed 60 days in the aggregate on such terms as they shall agree.

          (h) EarthWeb shall provide the Consultant with reasonable work space and a computer at EarthWeb's corporate headquarters on an "as requested" basis when the Consultant performs Services at such facility. In addition, upon request in connection with the Services to be provided hereunder, EarthWeb shall provide Consultant with reasonable access to a laptop computer to be used on or off-site and Consultant shall be responsible for and shall reimburse EarthWeb for the loss, theft or any damage to such computer while such computer is on loan to Consultant. EarthWeb shall reimburse the Consultant in accordance with its company policies for reasonable travel expenses incurred by the Consultant in performing the Services, except that no reimbursement shall be made for local travel expenses within New York City and, if the Consultant relocates temporarily or permanently outside of the continental United States, such reimbursement shall be limited to an amount not to exceed that which would have been incurred had the Consultant remained in the continental United States (such limitation to be calculated from the nearest major airport of entry or the actual airport of entry into the continental United States closest to EarthWeb's corporate headquarters, whichever is closer).

          (i) Until the earlier of (x) the IPO Date and (y) six (6) months from the date of this Agreement, Consultant shall be entitled, pro rata based on Consultant's interest in GNP, to the same stock options and stock bonuses or related stock grants as EarthWeb awards, grants or pays to any present or former GNP member(s).

          (j) Until twelve months from the date of this Agreement, following an IPO, Consultant shall be entitled pro rata based on the Consultant's interest in GNP to the same benefits of any private sales made by any present or former GNP member to any of the managing underwriters for the IPO or to Warburg, Pincus Ventures, L.P.

          (k) Until seven (7) months from the date of this Agreement, Consultant shall be entitled, in the event any present or former member of GNP receives a cash bonus during such period in excess of $80,000, to receive a ratable amount (based on the Consultant's interest in GNP) of the amount by which such bonus exceeded $80,000.

          (l) From and after the date of termination of that certain Amended and Restated Operating Agreement of Global Network Partners LLC (the "GNP Agreement"), until the earlier to occur of the consummation of the IPO or 18 months from the date of this Agreement, Consultant shall be entitled pro rata based on the Consultant's interest in GNP, to the continuing benefit of the drag along, tag along and anti-dilution rights provided by the following Sections of the GNP Agreement, to the extent not amended by the terms of this Agreement:
Section 9.1 and Rider X. In the event there is no IPO by the date which is 18 months from the date of this Agreement, the provisions of Section 4 of this Schedule A shall control. Furthermore, until such time as the date of the consummation of the IPO, in the event any member of GNP sells any interest in GNP or EarthWeb stock to any third party, Consultant shall have the right to sell the same ratable portion of such security then owned by Consultant to such other third party as the Consultant chooses; provided, that Consultant has no right in connection therewith to require his securities be sold to the third party buying such other member's securities (i.e., no tag along right); and provided further that EarthWeb shall have the right to veto any sale to a direct competitor (as such term is defined in Section 7 Agreement).

          (m) Within thirty (30) days after the Effective Date and subject to prior receipt of adequate supporting documentation, EarthWeb shall pay to Consultant 50% of Consultant's reasonable legal and accounting expenses of examining proposals for this Agreement and other agreements between Consultant and EarthWeb and its affiliates and predecessors, and of negotiating and executing this Agreement, up to a maximum reimbursement of $10,000.